EXHIBIT 23.1



       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Form
S-8 Registration Statement to register common stock of Marshall & Ilsley Corporation (related to the Marshall
& Ilsley Corporation Amended and Restated 1994 Long-
Term Incentive Plan for Executives, the Marshall &
Ilsley Corporation Amended and Restated Directors
Deferred Compensation Plan and the Advantage Bancorp,
Inc. 1991 Stock Option and Incentive Plan) of our report dated January 30, 1998, included in Marshall &
Ilsley Corporation's Form 10-K for the year ended
December 31, 1997, and to all references to our Firm included in such Registration Statement.


                              /s/ Arthur Andersen LLP

                              ARTHUR ANDERSEN LLP



Milwaukee, Wisconsin,
April 1, 1998